EXHIBIT 10.64

August 18, 2011

Dr. Enrique J. Carrazana
214 Almeria Avenue
Coral Gables, FL  33134

Dear Enrique:

I am pleased to confirm our offer of employment to you as Chief Medical Officer reporting to Ron Cohen, President and Chief Executive Officer.

The terms of the offer are as follows:

1.   The salary is $360,000 per annum, payable semi-monthly.

2.
You will receive a signing bonus of $100,000; $50,000 payable within the first 30 days of your start date and the remaining $50,000 after one year of employment. If, within the first twelve months of employment, you voluntarily terminate your employment with the Company, you agree to reimburse the Company on a prorated basis.

3.   Your start date is October 15, 2011.

4.	You will be eligible to participate in the Company’s benefit plans one month from your hire date.

5.   You will also be eligible to participate in the Company’s 401(k) plan and Flexible
Spending Accounts one month from your hire date.

6.	You will be eligible for 5 days of PTO for 2011. Effective January 1, 2012 you will be eligible for 15 days of PTO.

7.
You will receive a base grant of 75,000 options of Acorda common stock, vesting over four years.  In accordance with the Company’s standard option grant procedures, the first 25% of your options will vest at the end of your first 12 months of employment, and the remaining 75% will vest on a quarterly basis over the remaining three years.  The grant date will be determined as your new hire start date, assuming you actually start on that date.  The strike price will be the market price of the stock at the close of business on the date of grant.

8.
In addition, you will receive 25,000 shares of restricted stock of Acorda common stock, vesting annually over a three-year period as follows:  1/3 of the grant will vest October 15, 2012, 1/3 on October 15, 2013 and 1/3 on October 15, 2014. Restricted shares are subject to the additional terms and conditions of the Acorda Restricted Share Certificate approved by the Board.

9.
In addition to a year-end performance review, you will be eligible to participate in the Company’s Merit Increase Program, Annual Cash Bonus Program and Acorda Equity Program with a potential to receive a pro-rated, merit increase, cash bonus and equity grant.   Your Annual Cash Bonus Program target is 40% of base salary and is based on the Company’s performance against the Corporate Goals and individual/team performance against goals established for that bonus year.  Bonus targets include a possible range of zero and can exceed 100% for an individual/team goal or in aggregate.Eighty percent of your target is attributed to Company performance and twenty percent is attributed to individual/team performance.  The Annual Cash Bonus Program and the Acorda Equity Program are subject to approval by the Board of Directors.

10.
If you relocate within twelve months of employment, you will receive our full relocation package to include house hunting trips, commissions on the sale of residence (not to exceed 6%), legal fees associated with the sale of residence, legal fees associated with the purchase of a new residence and fees for securing a mortgage on a new residence to include appraisal fee, credit report, processing fee, underwriting fee, title insurance, recording fee, but to exclude pre-paid points, interest expense and property taxes, and the move of your goods to the new location.  In addition, you will receive temporary living assistance to include for up to one-year, an apartment and reimbursement of reasonable commuting expenses to and from Florida, such as flight accommodations not to exceed an aggregate $35,000.  If within the first twelve months of relocating, you voluntarily terminate your employment with the Company, you agree to reimburse the Company for such relocation expenses and temporary living expenses on a prorated basis.

11.
To comply with INS regulations, please bring with you on your first day of work, proof verifying your right to work in the United States.  Some examples are passport, driver’s license and Social Security card, or certificate of citizenship, etc.

12.
This letter is not intended, nor should it be considered, as an employment contract for a definite or indefinite period.  Once employed, you will be an employee at will. This letter also constitutes the understanding between us with respect to our offer of employment, and replaces and supercedes any previous understandings or arrangements.

Enrique, we are delighted to extend this offer to you.

If you are in agreement with the terms outlined above, please sign and date one copy of this letter and return it to me at your earliest convenience.

Should you have any questions regarding any of the above or any other matter, please contact me.  My telephone number is (914) 347-4300, ext. 159.  You can email me at dduca@acorda.com.

Sincerely,

/s/ Denise J. Duca

Denise J. Duca
Sr. Vice President - Human Resources

CC:           Ron Cohen, President and CEO
Accepted:

/s/ Enrique Carrazana                                                                         August 24, 2011

Signature                                                                                            Date